EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

To the Stockholders of
Ideal Accents, Inc. and Subsidiaries
Miami, Florida

        We consent to the incorporation by reference in this Registration Statement of Ideal Accents, Inc. and Subsidiaries on Form SB-2/A of our reports dated January 28, 2002 of Ideal Accents, Inc. and Subsidiaries for the years ended December 31, 2001 and 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

        We are aware that our review reports on the unaudited interim financial information of Ideal Accents, Inc. and Subsidiaries for the three months ended March 31, 2002 and 2001 dated June 24, 2002 are incorporated by reference in this Registration Statement of Ideal Accents, Inc. and Subsidiaries on Form SB-2/A.

        We are also aware that the aforementioned reports on the unaudited interim financial information, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Rotenberg & Company, LLP

Rotenberg & Co., LLP
Rochester, New York
July 11, 2002